FedFirst Financial Corporation 8-K

Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE Contact: Patrick G. O’Brien Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Fourth Quarter and Year-to-Date 2010 Results

MONESSEN, PA— January 28, 2011 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced a net loss of $356,000 for the three months ended December 31, 2010 compared to net income of $85,000 for the three months ended December 31, 2009. Basic and diluted loss per share were $(0.12) for the three months ended December 31, 2010 compared to earnings per share of $0.03 for the three months ended December 31, 2009.

The Company reported net income of $608,000 for the year ended December 31, 2010 compared to $557,000 for the year ended December 31, 2009. Basic and diluted earnings per share were $0.21 for the year ended December 31, 2010 compared to $0.19 for the year ended December 31, 2009.

Per share amounts for prior periods have been adjusted to reflect the share exchange as a result of the completion of the Company’s conversion from the mutual holding company form of organization to the stock holding company form on September 21, 2010.

“2010 was a significant year for us in a number of ways," said Patrick G. O'Brien, President and CEO. "We successfully completed our conversion to the stock holding company form of organization, raising $15.4 million of new capital in the process. We also paid our first dividend, which we view as an important element in our plan to provide value to shareholders.  In addition, we are pleased to report an increase in annual earnings despite a significant charge to income in the fourth quarter related to the sale of the private label securities portfolio.  We took this one time loss in order to strengthen our balance sheet and better position us for the future.  Although many financial institutions continue to struggle with non-performing assets, our asset quality remains strong.  At year-end, nonperforming assets were less than 0.5% of total assets and credit costs had declined from the prior year.”

Fourth Quarter Results

Net interest income for the three months ended December 31, 2010 increased $75,000, or 3.0%, to $2.6 million compared to $2.5 million for the three months ended December 31, 2009. Net interest margin was 3.25% for the three months ended December 31, 2010 compared to 3.03% for the three months ended December 31, 2009. The improvement in net interest margin is primarily attributable to a funding shift on the Company’s balance sheet whereby a reduction in borrowings resulted in a $378,000 decrease in borrowings expense and, despite an increase in overall deposits, interest rate reductions on deposits resulted in a $165,000 decrease in deposits expense.

The provision for loan losses was $250,000 for the three months ended December 31, 2010 compared to $400,000 for the three months ended December 31, 2009. The decrease in the provision is primarily related to a decrease in net charge-offs in the current period. Net charge-offs were $98,000 for the three months ended December 31, 2010 compared to $232,000 for the three months ended December 31, 2009. Total nonperforming loans at December 31, 2010 remained consistent with the prior period at approximately $1.2 million. Nonperforming loans at December 31, 2010 were comprised of seven residential real estate loans totaling $726,000 and two commercial real estate loans totaling $493,000. At December 31, 2010, nonperforming loans to totals loans was 0.51%, nonperforming assets to total assets was 0.48%, allowance for loan losses to total loans was 1.19% and allowance for loan losses to nonperforming loans was 231.67%.

Noninterest income decreased $641,000, or 89.9%, to $72,000 for the three months ended December 31, 2010 compared to $713,000 for the three months ended December 31, 2009. In the current period, the Company recognized a $653,000 loss on the sale of available for sale securities. The Company restructured a portion of its investment portfolio by selling collateralized mortgage obligations that were private label REMICs backed by Alt-A fixed-rate mortgage loans.

Noninterest expense increased $221,000, or 8.2%, to $2.9 million for the three months ended December 31, 2010 compared to $2.7 million for the three months ended December 31, 2009, primarily from an increase in compensation expense related to the Company’s supplemental executive retirement plan due to the impact of lower interest rates.  In addition, real estate owned expense increased in the current period primarily due to a writedown of an REO property that was subsequently sold.

Year-to-Date Results

Net interest income for the year ended December 31, 2010 increased $671,000, or 7.1%, to $10.1 million compared to $9.4 million for the year ended December 31, 2009. Net interest margin was 3.14% for the year ended December 31, 2010 compared to 2.89% for the year ended December 31, 2009. The improvement in net interest margin is primarily attributable to a funding shift on the Company’s balance sheet whereby a reduction in borrowings resulted in a $1.2 million decrease in borrowings expense and, despite an increase in overall deposits, interest rate reductions on deposits resulted in a $722,000 decrease in deposits expense.

The provision for loan losses was $850,000 for the year ended December 31, 2010 compared to $1.1 million for the year ended December 31, 2009. Although net charge-offs increased to $535,000 for the year ended December 31, 2010 compared to $387,000 for the year ended December 31, 2009, the decrease in the provision is primarily related to a decrease of $8.0 million in gross loans.

Noninterest income decreased $767,000, or 23.8%, to $2.5 million for the year ended December 31, 2010 compared to $3.2 million for the year ended December 31, 2009. In the current period, the Company recognized a $658,000 loss on the sales of available for sale securities, primarily from the $653,000 loss recognized from restructuring a portion of its investment portfolio as previously discussed, and a loss of $42,000 on the sales of real estate owned properties compared to gains recognized in the prior period of $73,000 and $46,000, respectively. This overall decrease was partially offset an increase of $105,000 in insurance commissions to $2.3 million in the current period compared to $2.2 million in the prior period.

Noninterest expense increased $60,000, or 0.6%, remaining at approximately $10.6 million for the years ended December 31, 2010 and  December 31, 2009. The change is primarily due to an increase in compensation expense as previously discussed. In addition, real estate owned expense increased in the current period primarily due to a writedown of an REO property in the fourth quarter that was subsequently sold. This was partially offset by a $218,000 decrease in FDIC insurance premiums. In the prior period, the Company paid $155,000 related to the FDIC’s industry-wide special five basis point assessment to cover losses in the Deposit Insurance Fund.  Increased premiums in the prior period were also the result of a change in the assessment calculation.

Balance Sheet Review

Total assets decreased $10.2 million to $343.1 million at December 31, 2010 compared to $353.3 million at December 31, 2009. Funds received from loan payoffs and paydowns, which resulted in a net decrease of $10.3 million in loans, as well as proceeds received from the second step conversion and funds generated through deposit growth of $10.0 million, primarily in certificates of deposit and money market accounts, were used to pay down $35.6 million in borrowings.

Total stockholders’ equity increased $16.1 million to $58.5 million at December 31, 2010 compared to $42.4 million at December 31, 2009 primarily due to the receipt of $15.4 million in net proceeds from the second step conversion and offering.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

* * * * *
Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	December 31,	December 31,
	2010	2009
Selected Financial Condition Data:
Total assets	$343,073	$353,293
Cash and cash equivalents	9,320	7,496
Securities available-for-sale	78,753	79,559
Loans receivable, net	230,055	240,387
Deposits	203,562	193,581
Borrowings	76,893	112,511
Stockholders' equity	58,587	42,443

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended	Year Ended
	December 31,		December 31,	December 31,
	2010	2009	2010	2009
Selected Operations Data:
Total interest income	$4,020	$4,488	$16,795	$18,051
Total interest expense	1,454	1,997	6,734	8,661
Net interest income	2,566	2,491	10,061	9,390
Provision for loan losses	250	400	850	1,090
Net interest income after provision for loan losses	2,316	2,091	9,211	8,300
Noninterest income	72	713	2,452	3,219
Noninterest expense	2,908	2,687	10,613	10,553
(Loss) income before income tax (benefit) expense and noncontrolling
interest in net income (loss) of consolidated subsidiary	(520)	117	1,050	966
Income tax (benefit) expense	(171)	38	386	358
Net (loss) income before noncontrolling interest
in net income (loss) of consolidated subsidiary	(349)	79	664	608
Noncontrolling interest in net income (loss) of consolidated subsidiary	7	(6)	56	51
Net (loss) income of FedFirst Financial Corporation	$(356)	$85	$608	$557

Dividends per share	$0.03	$-	$0.03	$-
(Loss) earnings per share - basic and diluted (3)	(0.12)	0.03	0.21	0.19

Weighted average shares outstanding - basic (3)	2,910,941	2,909,259	2,897,469	2,880,211
Weighted average shares outstanding - diluted (3)	2,912,991	2,909,259	2,898,985	2,880,211

	Three Months Ended			Year Ended
	December 31,			December 31,
	2010		2009	2010	2009
Selected Financial Ratios(1):
Return on average assets	(0.42	) %	0.10%	0.17%	0.16%
Return on average equity	(2.38)		0.80	1.26	1.36
Average interest-earning assets to average interest-bearing liabilities	119.74		112.85	114.52	112.27
Average equity to average assets	17.58		11.99	13.85	11.72
Interest rate spread	2.88		2.72	2.84	2.56
Net interest margin	3.25		3.03	3.14	2.89

	Period Ended
	December 31,	December 31,
	2010	2009
Allowance for loan losses to total loans	1.19%	1.03%
Allowance for loan losses to nonperforming loans	231.67	203.82
Nonperforming loans to total loans	0.51	0.50
Nonperforming assets to total assets	0.48	0.47
Net charge-offs to average loans	0.23	0.16
Tier 1 (core) capital and tangible equity (2)	12.95	10.12
Tier 1 risk-based capital (2)	24.19	18.20
Total risk-based capital (2)	25.44	19.45
Book value per share (3)	$19.58	$14.17

(1) Three months ended ratios are calculated on an annualized basis.
(2) Represents capital ratios for First Federal Savings Bank.
(3) Prior period figures were adjusted for comparability using the conversion ratio of 0.4735 due to completion of second step offering.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.